EXHIBIT 21 - SUBSIDIARIES OF THE REGISTRANT

Each subsidiary's equity is wholly owned by the registrant either directly or indirectly through wholly-owned corporate general partners of limited partnerships.
Name of Subsidiary    Type of Entity      Jurisdiction of organization

Stillwater Corporation   corporation                 Delaware

Stillwater Hydro          limited                    New York
Partners, L.P.          partnership

RW Partners, L.P.         limited                    Delaware
                        partnership

Brea Power (I), Inc      corporation                 Delaware

Brea Power Partners,      limited                    Delaware
L.P.                    partnership

Olinda, L.L.C.          limited liability            Delaware
                        company